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                                                                   Exhibit 10.11

                           TRADEMARK LICENSE AGREEMENT


THIS AGREEMENT, made this 10th day of July, 2000 (hereinafter the "Effective Date"), by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business in Arden Hills, Minnesota (hereinafter "LOL") and DTMC, Inc. (hereinafter "DTMC"), a Delaware corporation and a wholly owned subsidiary of Dean Foods Company (hereinafter "DFC") with its principal place of business in Franklin Park, Illinois.

WHEREAS, LOL and DFC have agreed to enter into an Asset Purchase Agreement, dated as of the Effective Date, wherein DFC will purchase certain assets that LOL utilized to process milk, juice, cottage cheese, dips, and other related products; and

WHEREAS, as a condition to such Asset Purchase Agreement, LOL and DFC agreed to enter into a Trademark License Agreement wherein LOL would license certain trademarks to DFC for use by DFC in connection with the manufacture, marketing, promotion, distribution, and sale of certain products; and

WHEREAS, DFC has assigned it rights under the Asset Purchase Agreement, to obtain the licenses granted herein, to DTMC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.    Definitions.

      The following definitions shall apply for the purposes of this Agreement:

      1.1 Trademarks - The term "Trademarks" shall mean only those trademarks set forth in Exhibit A attached hereto and hereby incorporated by reference.

      1.2 Territory - The term "Territory" shall mean only the fifty states of the United States.

      1.3 Existing Territory - The term "Existing Territory" shall mean only those geographic areas set forth on Exhibit B attached hereto and hereby incorporated by reference.

      1.4 Licensed Products - The term "Licensed Products" shall mean only those products set forth in Exhibit C attached hereto and hereby incorporated by reference.

      1.5 Small Bottle Milk - The term "Small Bottle Milk" shall mean milk (as defined in 21 Code of Federal Regulations Section 131.110, 1998 edition or as may be amended in the future) packaged in plastic packaging containing less than 40 fluid ounces.

      1.6 JV Company - The "JV Company" shall mean Landean, LLC, organized and existing in accordance with the Joint Venture Agreement which is entered into by LOL and DFC as of the Effective Date.
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2.    Grant of License.

      Subject to the terms and conditions set forth herein:

      2.1 LOL grants to DTMC an exclusive, royalty-free license to utilize Trademarks in Territory in connection with the manufacture, marketing, promotion, distribution, and sale of Licensed Products; provided, however, the parties acknowledge and agree that LOL has entered into a verbal license agreement with H.P. Hood licensing the LAND O LAKES brand for use in connection with the production, marketing, promotion, distribution, and sale of egg nog in the eastern region of the United States. This agreement has been assigned to DFC as of the Effective Date.

      2.2 LOL and DTMC acknowledge and agree that Licensed Products may be developed which utilize or may utilize nutrient content claims other than those identified in Exhibit C. LOL and DTMC further acknowledge that the license to use Trademarks with Licensed Products with such additional nutrient content claims has been granted to the JV Company; provided, however, LOL further grants to DTMC (and the JV Company's license for such product in Territory shall terminate, except for Small Bottle Milk which the parties expressly agree shall remain an exclusive license to the JV Company) an exclusive, royalty-free license to utilize Trademarks in Territory in connection with the manufacture, marketing, promotion, distribution, and sale of Licensed Products utilizing any specific nutrient content claim only: (i) if DFC utilizes such nutrient content claim on comparable products sold as a preponderance of DFC's regional branded volume of comparable products, or (ii) if comparable products which utilize such a nutrient content claim are sold as a preponderance of volume of comparable products sold in Territory by third party regional or national dairy companies.

      2.3 In the event DFC's regional dairy company affiliates are selling in good faith, as a regional branded strategy, certain products that are not within the scope of the license granted herein to DTMC, but are within the scope of the license granted to the JV Company and DTMC desires to market such products in Existing Territory under one or more Trademarks, the parties agree that DTMC shall provide written notice to the JV Company of its desire to market such a products under one or more Trademarks in Existing Territory. Upon receipt of such notice, the JV Company shall have ninety (90) days to notify DTMC as to whether or not JV Company desires to market such products in Existing Territory under one or more Trademarks. If the JV Company notifies DFC that it desires to market such products in Existing Territory under one or more Trademarks and the JV Company makes and continues to make good faith efforts to bring such products to the Existing Territory, the parties agree that the JV Company shall continue to be the exclusive licensee for Trademarks with respect to such products throughout Territory. If the JV Company (i) notifies DFC that it does not desire to market such products in Existing Territory under one or more Trademarks (provided that the JV Company's decision is not due to the action or inaction of one or more DFC Board members of the JV Company which impedes the JV Company from proceeding


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            with the marketing of such products) or (ii) fails to make good faith efforts to bring to the Existing Territory the products described in the preceding sentence, LOL hereby grants an exclusive, royalty-free license to DTMC to utilize Trademarks solely in Existing Territory (and the JV Company's license for such product in Existing Territory shall terminate) in connection with the manufacture, marketing, promotion, distribution, and sale of such product; provided that the JV Company's license with respect to the use of Trademarks in connection with such products shall continue to be in force throughout Territory, except for Existing Territory. Notwithstanding the provisions of this Section, in the event, that LOL, as a member of the JV Company, does not approve the JV Company's marketing such product because LOL believes that such product is inconsistent with the historic image or quality associated with Trademarks, LOL shall notify DTMC of LOL's position. If DTMC agrees with the position taken by LOL, the license rights for such product shall remain with the JV Company and DTMC shall not be granted a license to utilize Trademarks to market such product (although the JV Company shall not pursue the product due to LOL's disapproval). If DTMC does not agree with LOL's position, the parties agree that the dispute as to whether such a product is consistent with the historic image or quality associated with Trademarks shall be resolved by a panel of three consumer marketing experts; one each selected by DTMC and LOL and the third person selected by the agreement of the DTMC and LOL panel members. The parties agree that the use of alcohol as an ingredient in or otherwise in connection with any potential product is presumptively inconsistent with the historic image or quality of the Trademarks .

      2.4 DTMC shall not grant any license or sublicense to utilize Trademarks for any reason, in whole or in part, without LOL's prior written consent; provided, however, that DTMC may sublicense Trademarks to an entity wholly owned and controlled by DFC without LOL's prior written consent, but such entity must enter into a sublicense agreement with DTMC, in the same form as this Agreement with the obligations guaranteed by DTMC and DFC, prior to use of any Trademarks. The parties agree that DFC, DTMC, and any such entity shall be jointly and severably liable for any breach of this Agreement and for all of DTMC's obligations as set forth in this Agreement. All sublicensees would be required to execute a sublicense agreement reasonably acceptable to LOL. DTMC shall not allow any product for which a license is hereunder granted to be manufactured for it by any third party, in whole or in part, without LOL's prior written consent. The parties agree that LOL's consent for both sublicensing and manufacturing shall not be unreasonably withheld. In the event such consent is withheld, LOL agrees to provide DTMC with the basis for LOL withholding its consent. In the event DTMC is able to cure the basis upon which LOL's consent is withheld, to the satisfaction of LOL, LOL shall grant its consent for such particular instance. LOL agrees to provide DTMC with a response to DTMC's request for consent within ten (10) business days of LOL's receipt of a written request from DTMC for such consent.

      2.5 LOL agrees that it shall not use Trademarks in connection with the sale of Licensed Products in Territory, but nothing herein shall prohibit LOL from using or


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            permitting third parties to use Trademarks in Territory on any products other than Licensed Products, or outside of Territory on any product and LOL expressly reserves the right to do so. All rights not expressly licensed hereunder to DTMC are retained by LOL.

3.    Trademarks.

      3.1 DTMC hereby acknowledges the validity of Trademarks and LOL's ownership of Trademarks. DTMC further acknowledges the reasonableness and validity of this Agreement.

      3.2 DTMC agrees that nothing herein shall give DTMC any right, title or interest in Trademarks, except the right to use Trademarks in accordance with the terms of this Agreement. DTMC further agrees that Trademarks are the sole property of LOL and any goodwill generated from any and all uses of Trademarks shall inure to the benefit of LOL. DTMC agrees that nothing herein shall give DTMC any right, title or interest in any of LOL's trademarks, except the right to use Trademarks in accordance with the terms and conditions of this Agreement.

      3.3 DTMC agrees to assign to LOL, in the event of termination of this Agreement, and without additional consideration, any rights and equities related to Trademarks and any goodwill incidental to such rights that may be vested or believed to be vested in DTMC as the result of the activities of DTMC pursuant to this Agreement.

      3.4 DTMC acknowledges and desires to maintain the validity of Trademarks and the valuable goodwill associated with Trademarks for the benefit of LOL. DTMC agrees, therefore, to use Trademarks in accordance with those written instructions from LOL set forth in Exhibit D together with such reasonable changes to such instructions as may be made from time to time by LOL and proper trademark usage and consistent with the character and image of Trademarks. DTMC shall not, directly or indirectly, attack or assist a third party in attacking the validity of Trademarks.

      3.5 DTMC shall not claim any ownership rights in or to Trademarks or the goodwill associated therewith or use any trademark or tradename which is confusingly similar to Trademarks.

      3.6 DTMC agrees, upon the request and at the sole cost and expense of LOL, to aid and assist LOL in the registration and maintenance of Trademarks and in any litigation or resolution of claims with respect to Trademarks, as LOL may request.

4.    Term.

      The initial term of this Agreement shall commence on the day and year first above written and shall continue in perpetuity unless terminated by either party as provided for in Section 9.


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5.    Quality Control.

      5.1 DTMC desires to maintain the validity of Trademarks and goodwill associated therewith and DTMC agrees, therefore, to maintain high standards in manufacturing and packaging of Licensed Products.

      5.2 DTMC agrees that Licensed Products shall be manufactured, packaged, stored, distributed and sold in accordance with all applicable federal, state or local laws, regulations, rules and guidelines, including but not limited to good manufacturing practices prevailing in the industry, now in effect or which may hereinafter come into effect.

      5.3 DTMC agrees that Licensed Products shall be manufactured and packaged in accordance with the formulas, specifications, and samples mutually approved by DTMC and LOL prior to the initial manufacture of each and every Licensed Products by DTMC. The parties agree that all formulas and specifications utilized by LOL as of the effective date of this Agreement shall be deemed to be approved by LOL. In the event DTMC desires to make any modifications to the formulas or specifications for Licensed Products, it shall provide LOL with written notice of DTMC's desire to make such modifications. LOL shall respond to DTMC's request for such modifications as soon as reasonably possible, but in no event more than thirty (30) days after LOL's receipt of DTMC's notice of the proposed modifications or LOL's approval of the proposed modifications shall be presumed. The parties agree that no modifications shall be made to the formulas or specifications for Licensed Products without LOL's prior approval.

      5.4 DTMC agrees to provide LOL, at DTMC's expense, with reasonable samples of Licensed Products, on a quarterly basis, upon receipt of requests from LOL. Any samples requested by LOL more frequently than on a quarterly basis shall be at LOL's expense.

      5.5 DTMC shall allow LOL, or its designated representative, to inspect, on a confidential basis, a copy of all DTMC's quality control manuals that relate to the safety and quality of the manufacture, packaging and storage of Licensed Products. DTMC agrees to manufacture, package and store Licensed Products in strict accordance with such manuals.

      5.6 DTMC shall keep and maintain, for a period of at least two (2) years following each production run, complete and accurate production, quality control and distribution records relating to Licensed Products. LOL shall have the right to inspect all such records on a confidential basis during normal business hours and subsequent to providing DTMC with at least forty-eight (48) hours prior notice.


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6.    Quality Assurance.

      6.1 DTMC agrees to provide for and allow duly authorized representatives of LOL, on a confidential basis, to inspect and test all facilities at which Licensed Products are going to be manufactured prior to the initial manufacture and on a semi-annual basis thereafter. The parties agree that the facilities which were transferred to DFC by LOL shall not be required to be inspected prior to initial manufacture by DTMC in such facilities. LOL agrees any such inspections shall be on a confidential basis during normal business hours and further agrees to provide DTMC with at least forty-eight
            (48) hours prior notice of any such inspection. The parties agree that except in the event DTMC's facilities are unsanitary, are not in compliance with applicable laws, regulations, or rules, or conditions exist which do or may cause a health risk relating to Licensed Products, the QA representatives of LOL shall not disclose specific information relating to DTMC's facilities.

      6.2 If any such facilities are in unsanitary condition or do not otherwise comply with applicable law or government regulations, or with the terms of this Agreement, or if in LOL's determination they pose a risk of producing products not in accordance with the product and packaging specifications, DTMC agrees that it or its representative shall initiate such actions as may be necessary to correct the deficiencies and to bring the facilities into compliance. DTMC's failure to take diligent action to correct such deficiencies and bring the facilities into compliance within seven
            (7) days or failure to continue to take all commercially reasonable actions necessary to complete the correction of such deficiencies as soon as possible shall constitute a breach under this Agreement.

      6.3 Except for routine annually scheduled inspections by a governmental agency (except for an inspection which indicates an unsanitary practice or public health concern; which DTMC shall report to LOL), DTMC shall promptly notify LOL of all inspections by a governmental agency of the facilities utilized to produce Licensed Products and DTMC shall make available for review or provide to LOL upon request a copy of any inspection report or audit relating to the facility, equipment or ingredients utilized to manufacture Licensed Products. DTMC shall notify LOL immediately by telephone of any such inspections or audits which indicate the presence of salmonella, listeria or any other bacteriological agent or substance which is considered by health authorities as being indicative of either unsanitary practices or of public health concern.

      6.4 LOL shall have the right to participate in discussions relating to the quality of Licensed Products. In the event that physical conditions exist at the manufacturing facility that potentially will adversely affect the quality of Licensed Products or in the event Licensed Products do not comply with the finished product specifications, the parties agree that LOL shall have the right to direct DTMC managerial or supervisory personnel to take such action (but not specific steps) as is necessary to immediately remedy such conditions or non-compliance and/or LOL shall have the


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            right to direct such personnel to discontinue the production of
            Licensed Products until such time as such conditions are or non-compliance is remedied.

7.    Packaging, Labels, Advertising and Promotional Information.

      DTMC agrees to submit to LOL, and LOL shall review for approval prior to use, samples of all packaging, labels, advertising and other materials which utilize, incorporate or make reference to Trademarks. The parties agree that all packaging, labels, advertising, and other materials utilized by LOL as of the Effective Date shall be deemed to be approved by LOL. DTMC agrees that it shall not create any new packaging or make any changes to LOL's existing packaging without obtaining LOL's prior written approval in accordance with the procedure set forth in this Section. LOL shall communicate to DTMC in writing LOL approval or any objection to such samples within ten (10) working days after LOL's receipt of such samples or LOL's approval shall be presumed. LOL's approval of such samples shall not be unreasonably withheld. DTMC agrees to make any changes which LOL requests to ensure that Trademarks are used in accordance with proper trademark usage and are consistent with the character and image of Trademarks. The parties agree to review the approval process on an annual basis and if mutually agreed upon, the approval process described above may be modified.

8.    Pricing of Licensed Products.

      LOL and DTMC acknowledge and agree that Trademarks are utilized on premium priced products. DTMC agrees that when aggregated over a twelve (12) month period each Licensed Product that it sells to a customer in any market area that utilizes a Trademarks shall be priced at a wholesale price that is at or above the average wholesale price charged for highest priced private label product DFC sells to such customer.

9.    Termination.

      9.1 This Agreement may be terminated immediately by either party in the event the other party:

            (a)    becomes insolvent;

            (b) files or has filed involuntarily against it a petition under the United States Bankruptcy Code or under or pursuant to any state bankruptcy act or under any similar federal or state law which is not removed within one hundred twenty (120) days;

            (c) admits in writing its inability to pay its debts generally as they become due; or

            (d) suspends or terminates its operations or liquidates or dissolves.


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      9.2   In the event of a change in control of DFC, DTMC, or a licensee of
            Trademarks affiliated with DFC (or a successor in interest in the event LOL does not exercise its right to buy-out), DTMC shall promptly notify LOL of the change in control. LOL shall have the option to terminate this Agreement in the event of such a change in control of DFC or DTMC (or a successor in interest in the event LOL does not exercise its right to buy-out) upon written notice to DTMC. For the purposes of this Agreement, a change in control shall be defined as (i) the government approved sale or other transfer of fifty (50) percent or more of DFC's or DTMC's stock (or the stock of a successor in interest in the event LOL does not exercise its right to buy-out) in a single transaction or in a series of related transactions, including a merger, consolidation, or other similar transaction; or (ii) the government approved sale or other transfer of fifty (50) percent or more of the assets of DFC or DTMC in a single or a series of related transactions (or a successor in interest in the event LOL does not exercise its right to buy-out) (provided, however, a sale by DFC of its pickle assets shall not constitute a change in control under this Agreement provided that DFC remains in existence as a publicly traded company); provided further, however, if the change in control of DTMC or a licensee affiliated with DFC results in DTMC or a licensee affiliated with DFC still being controlled directly by DFC, then such change in control shall not trigger the rights granted to LOL pursuant to this Section. For the purposes of this Section only, LOL may exercise its option to terminate by providing DTMC with written notice, within ninety (90) days of LOL's receipt of notice of a DFC change in control, of LOL's intent to terminate this Agreement. The parties agree that LOL shall be required to pay DTMC the amount of Forty-seven Million dollars ($47,000,000.00) in consideration for the exercise of its option to terminate this Agreement; provided, however, the parties agree that commencing three (3) years from the Effective Date, the price for such buy-out option shall be market value, determined in accordance with the provisions described below, instead of the pre-established Forty-seven Million dollar amount and the parties agree the Forty-seven Million dollar amount shall not be utilized as a basis or a factor in calculating the market value. Market value shall be determined as follows: (i) DTMC (or a successor in interest in the event LOL does not exercise its option to buy-out) shall obtain a reputable, independent, and experienced entity to establish a market value of the Trademarks to DFC in connection with Licensed Products; (ii) LOL shall obtain a reputable, independent, and experienced entity to establish a market value of the Trademarks to DFC in connection with Licensed Products; and (iii) the entity selected by DTMC (or a successor in interest in the event LOL does not exercise its option to buy-out) and LOL shall agree upon a third reputable, independent, and experienced entity which entity shall make a determination designating the DTMC market value or the LOL market value as the final market value for Trademarks. The termination would be effective upon receipt of such payment by DTMC. Nothing in this provision shall be deemed to override or supersede in any respects the prohibition on assignment as set forth in Section 23 of this Agreement; provided, however, if such an assignment is necessary due to a change in control, the parties agree that LOL must either consent to the assignment or exercise its buy-out option described above.


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      9.3   In the event of a change in control of a sublicensee, the
            sublicensee shall promptly notify LOL of the change in control. LOL shall have the right to terminate this Agreement only as to such sublicensee in the event of such a change in control of sublicensee upon written notice to sublicensee. For the purposes of this Agreement, a change in control shall be defined as (i) the government approved sale or other transfer of fifty (50) percent or more of such sublicensee's stock, including a merger, consolidation, or other similar transaction; or (ii) the government approved sale or other transfer of fifty (50) percent or more of the assets of sublicensee; provided, however, if the change in control of DTMC or a licensee affiliated with DFC results in DTMC or a licensee affiliated with DFC still being controlled directly by DFC, then such change in control shall not trigger the rights granted to LOL pursuant to this Section. Nothing in this provision shall be deemed to override or supersede in any respects the prohibition on assignment as set forth in Section 23 of this Agreement; provided, however, if such an assignment is necessary due to a change in control, the parties agree that LOL must either consent to the assignment or exercise its buy-out option described above.


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10.   Effects of  Termination.

      10.1 Upon the termination of this Agreement, the license and rights granted hereunder shall immediately become null and void and DTMC shall discontinue all uses of Trademarks; provided, however, DTMC shall have a period of three (3) months from the date of termination to sell or otherwise dispose of any existing inventory of Licensed Products which display Trademarks. The parties agree that the terms and conditions of this Agreement, including but not limited to the provisions pertaining to quality control and quality assurance, shall apply to all sales and other dispositions of Licensed Products occurring during such three (3) months period.

      10.2 Upon the termination of this Agreement, LOL shall have the option to purchase, at DTMC's actual cost, a portion or all of any Licensed Products and any labeling materials, advertising or promotional materials, literature, art work, copy or store displays which display the Trademarks which are in DTMC's custody or control at the time of termination. DTMC agrees that any such labeling materials, advertising or promotional materials, literature, art work, copy, or store displays not purchased by LOL as described herein shall be destroyed by DTMC no later than one hundred twenty (120) days after the termination of this Agreement. DTMC further agrees to provide LOL with written documentation signed by an officer of DTMC certifying the destruction of such materials.

11.   Breach; Injunctive Relief.

      11.1 In the event DTMC, or a sublicensee, commits a breach of any of its obligations under this Agreement, LOL may give DTMC written notice of the breach and if DTMC or the sublicensee does not take diligent action to correct such breach within the seven (7) day period or does not cure the breach as soon as commercially practicable LOL shall have the right to seek all such relief as is available to LOL in law and in equity, including but not limited to an action for money damages and/or injunctive relief, excluding termination.

      11.2 In the event DTMC, or a sublicensee, commits a breach which has a material adverse impact on the value of one or more of the Trademarks and LOL is successful in obtaining money damages against DTMC, or a sublicensee, DTMC agrees, in DTMC's sole discretion, (i) to pay to LOL, as a right of contract which shall not be disputed by DFC, treble such damages as liquidated damages and not as punitive damages (and DFC hereby guarantees the payment of such liquidated damages) or (ii) to immediately terminate this License Agreement.

      11.3 In the event DTMC, or a sublicensee, commits a breach, the parties hereby expressly agree that LOL shall have the right to injunctive relief, including but not limited to a permanent restraining order enjoining any continuing breach and/or an order that DTMC or the appropriate sublicensee take such actions as ordered by the court to ensure that the breach does not reoccur.


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      11.4  The parties agree that the losing party in any action brought shall pay the reasonable attorneys' fees and other costs incurred by the winning party or parties, in the prosecution or defense of such action.

12.   Production and  Operations Expenses.

      The parties agree that except as expressly set forth herein DTMC shall bear all costs and expenses arising from the manufacture, packaging, storage, distribution, marketing, sale and other operational expenses relating to Licensed Products.

13.   Consumer Correspondence.

      The parties agree that packaging for all Licensed Products shall bear a toll-free telephone number that is owned and answered by or on behalf of LOL. LOL shall invoice DTMC for LOL's actual cost of providing such services necessary to respond to all consumer correspondence received by LOL relating to Licensed Products. LOL shall process and handle all consumer correspondence connected with or relating to Licensed Products and provide DTMC with a monthly summary of all such consumer correspondence; provided, however, LOL shall promptly notify DTMC of any consumer correspondence which indicates there may be a health or safety concern relating to any product for which DTMC has been granted a license hereunder. The parties agree to formalize the provision by LOL of such consumer affairs services in a separate formal written agreement.

14.   Product Recall or Recovery.

      Both parties agree to promptly notify the other party of all circumstances that would cause a company, utilizing reasonable business judgement, to consider the possibility of the implementation of a product recall or recovery of Licensed Products. In each event, DTMC shall make the initial decision as to whether or not to implement a product recall or recovery. DTMC agrees to implement, in accordance with product recall and recovery procedures mutually agreed upon by the parties, all product recalls and recoveries of Licensed Products. DTMC shall permit LOL to cooperate and assist in implementing such recall or recovery at DTMC's cost and expense. All such recalls and recoveries shall be at DTMC's sole cost and expense. If DTMC reasonably declines to implement a product recall or recovery, LOL may do so at its own cost and expense. If it is later determined that DTMC did not act reasonably in declining to implement a product recall or recovery, it shall reimburse LOL the costs of such recall or recovery.

15.   Indemnification.

      15.1 DTMC hereby indemnifies and holds harmless LOL, and will defend or cause LOL to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with the manufacture, packaging, storage, distribution or sale of Licensed Products by DTMC; provided, however, such obligation of indemnification shall not apply to any claims, demands, causes of


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            action, losses, damages, costs and expenses arising out of or in any way connected with the acts, omissions, or negligence of LOL. This indemnity shall survive the termination of this Agreement.

      15.2 DTMC represents and warrants that Licensed Products shall not be misbranded or adulterated. DTMC hereby indemnifies and holds harmless LOL, and will defend or cause LOL to be defended, from and against any and all claims, demands, administrative actions, causes of action, losses, damages, costs and expenses (including reasonable attorney's fees) arising out of or in any way connected with the misbranding or adulteration of Licensed Products by DTMC. This indemnity shall survive the termination of this Agreement.

      15.3 LOL represents and warrants to DTMC that Trademarks are owned by LOL and the use of Trademarks by DTMC, as authorized by this Agreement, shall not infringe upon the rights of any third party.

      15.4 LOL hereby indemnifies and holds harmless DTMC, and will defend or cause to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with DTMC's authorized use of Trademarks. This indemnity shall survive the termination of this Agreement.

16.   Other Obligations.

      LOL and DTMC do not hereby assume, do not agree to assume and shall not be responsible for any liability or obligation of any kind or nature of the other party, except as expressly provided in this Agreement.

17.   Entire Agreement; Amendments.

      This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties and supersedes all previous discussions and agreements. This Agreement may be amended or modified only by a writing duly executed by authorized representatives of the parties.

18.   Confidentiality.

      The terms and conditions of the Confidentiality Agreement attached hereto as Exhibit D are hereby incorporated by reference.

19.   Severability.

      The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.


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
20.   Waiver.

      The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of the same or any other future breach of any provision(s) in this Agreement.

21.   Relationship of Parties.

      This Agreement is not intended and shall not be construed to constitute either party as the joint venture or franchising partner, employee, agent or legal representative of the other, and neither party shall have any authority, express, implied or apparent, to assume or create any obligations on behalf of or in the name of the other party.

22.   Notice.

      Any notice required or permitted under this Agreement shall be deemed to have been properly given if a written notice shall have been hand-delivered to the addressee or a written notice shall have been deposited, first class, postage prepaid, in the United States mail addressed to the respective parties as follows or such other address as each party may, in the future, designate in writing to the other party:

      To DTMC:        Dean Foods Company
                      3600 North River Road
                      Franklin Park, IL  60131
                      Attention: General Counsel

      To LOL:         Land O'Lakes, Inc.
                      4001 Lexington Avenue North
                      Arden Hills, MN 55126
                      Attention:  Law Department

23.   Assignment.

      Except for the right to sublicense as set forth in Section 2.4, neither this Agreement nor DTMC's rights or obligations may be assigned or otherwise transferred, in whole or in part, by DTMC without the prior written consent of LOL; including, but not limited to, by merger or consolidation or otherwise by operation of law, unless DTMC is the surviving entity of such a merger or consolidation. Any such assignment or other transfer is void.


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
24.   Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota or Federal trademark law where applicable.

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.

DTMC, INC.                                LAND O'LAKES, INC.

By: /s/ Dale Kleber                       By: /s/ Christopher J. Policinski
    --------------------------------          ---------------------------------

Print Name: Dale Kleber                   Print Name: Christopher J. Policinski

Title: Secretary                          Title: Executive Vice President

Date: July 10, 2000                       Date: July 6, 2000



DEAN FOODS COMPANY

By: /s/ Eric Blanchard
    --------------------------------

Print Name: Eric Blanchard

Title: Vice President

Date: July 10, 2000


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
                                    EXHIBIT A


LAND O LAKES            GOOD THINGS FROM THE LAND

ULTRA FRESH


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
                                    EXHIBIT B

All accounts with sell to and ship to locations in the states of:

Minnesota
North Dakota
South Dakota

That portion of the state of Iowa west of Interstate 35 and north of Interstate 80 (including the Des Moines market) as such highway exists on the effective date of this Agreement.

That portion of the state of Nebraska east of US highway 81 as such highway exists on the effective date of this Agreement.

That portion of the state of Wisconsin west of US highway 51 (including the Wausau market) as such highway exists on the effective date of this Agreement.

The following counties in the state of Montana:

Carter             Roosevelt
Fallon             Valley
Wibaux             McCone
Dawson             Prairie
Richland           Custer


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
                                    EXHIBIT C

Licensed Products shall mean only those products set forth below and only to the extent that they meet the standards of identities for such products set forth in 21 Code of Federal Regulations (April 1998 edition or as may be amended in the future):

Milk (Section 131.110), except for Small Bottle Milk
Buttermilk (Section 131.112)
Yogurt (Section 131.200,131.203, and 131.206)
Eggnog (Section 131.170)
Cottage Cheese (Section 133.128)
Ice Cream (Section 135.110)
Juices (Section 146.132, 146.135, 146.137, 146.140, 146.145, 146.146, and
146.185)

Licensed Products shall also mean ice cream novelties and frozen novelties, ice cream mix, dairy and vegetable oil based dips and juice drinks (for which no standard of identity currently exists).

The parties expressly agree that Licensed Products shall not include any of the foregoing products to the extent such product utilizes a nutrient content or other claim, except as follows:

(1) A nutrient content claim made by LOL with respect to such product prior to the Effective Date.

(2) A nutrient content claim that could have been made by LOL with respect to such product prior to the Effective Date based upon the ingredients contained in such product (without the addition of any ingredients).

(3) A nutrient content claim regarding (i) sodium, calories, fat, or cholesterol, but specifically excluding any product which makes a fortification or enrichment claim except for milk being fortified with vitamins A, C, D, or E, or skim milk solids and juice being fortified with vitamin C, (ii) lactose reduction, or (iii) added lactobacillus, acidophilus, or bifidus bacteria.

THE PARTIES EXPRESSLY AGREE THAT ALL OTHER PRODUCTS INCLUDING, BUT NOT LIMITED TO, BUTTER, CHEESE, WHEY, MILK AND DAIRY FRACTIONS, POWDERED, CONDENSED AND EVAPORATED PRODUCTS, ASEPTICALLY PROCESSED PRODUCTS OR PRODUCTS PRODUCED BY ANY OTHER PROCESS WHICH CREATES A SHELF STABLE PRODUCT, CREAM CHEESE, MAYONNAISE, SALAD DRESSING, CHEESE DIPS, SALSA, NON-DAIRY AND DAIRY CREAMS, HALF & HALF, SOUR CREAM, AND SMALL BOTTLE MILK ARE EXCLUDED FROM THE DEFINITION OF LICENSED PRODUCTS.


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
                                    EXHIBIT D



Trademark Usage Instructions

- Trademarks must be used exactly as registered. The Trademarks, and elements thereof, may not be modified in any way.

-  The Trademarks must always be followed with an appropriate noun.

- The Trademarks must always be used with the appropriate trademark symbol ((R) or (TM)).

- The Trademarks must always appear utilized only those colors traditionally utilized by LOL.

-  The LAND O LAKES trademark must never be split between lines.

-  The LAND O LAKES trademark must never be abbreviated.

- The Trademarks must never be used in connection with any pornographic, lewd, obscene, discriminatory, or otherwise inappropriate materials.

- The Indian Maiden trademark must only be used on packaging or advertising materials. This trademark may not be used on clothing or other materials and there can never be an "appearance" by someone dressed as the Indian Maiden.


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